Exhibit 99.2

For Immediate Release

Cleantech Solutions Raises $0.6 Million in Net Proceeds from the Sale of Common Stock

WUXI, Jiangsu, China, July 11, 2013 - Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar and other clean technology industries and dyeing and finishing equipment to the textile industry, today announced that the Company entered into a stock purchase agreement on July 10, 2013 pursuant to which the Company sold a total of 150,508 shares of common stock at a purchase price of $4.70 per share.  The shares were sold pursuant to a prospectus supplement dated July 10, 2013 to the Company’s registration statement on Form S-3. The Company did not engage a placement agent with respect to the sale. The Company paid a fee of 10% and a non-accountable expense allowance of 2%, for a total of $84,892, to Fernando Liu with respect to the sale made to an investor introduced to the Company by Mr. Liu who is not a U.S. Person.  The net proceeds received by the Company from the sale of the shares were approximately $620,000.  The Company will use the proceeds for working capital and other general corporate purposes.  The Company does not anticipate raising equity capital for the balance of 2013.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the failure of the Company to generate the anticipated orders, the availability of credit to the Company’s customers and potential customers as well as those risks and conditions discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2012 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended March 31, 2013.  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:
Cleantech Solutions International, Inc.
Adam Wasserman, CFO
E-mail: adamw@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

###